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                                                                    EXHIBIT 6.11

                            DISTRIBUTORSHIP AGREEMENT

This Agreement is made the 2nd May, 2000.

BETWEEN

(1) SR Singapore Pte Ltd, a company incorporated in Singapore whose registered office is at No 1 Shenton Way, #22-06/09, Singapore 068803 ("the Company");

AND

(2) Netsavvy Solutions Ltd, a company incorporated in India whose registered office is at 547, Anna Salai ,Teynampet, Chennai-600 018, India ("the Distributor").


PRELIMINARY STATEMENTS

(1) The Company desires to appoint the Distributor to market and sell the Products as defined hereinafter in the Territory.

(2) The Distributor desires to sell the Products in the Territory and understands that it is expected to widen the sales coverage for the Products in the Territory.


THE PARTIES HEREBY AGREE AS FOLLOWS:

ARTICLE I

1. DEFINITIONS

1.1 For the purposes of this Agreement, the following expressions bear the following meanings:

"Effective Date"           means the 2nd May, 2000


"Intellectual
Property"                  means any patent copyright design trade name trade
                           mark service mark or other intellectual property right (whether registered or not) including without limitation know-how and confidential information subsisting in the Territory in respect of the Products or any applications for any of the foregoing.

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"Products"                 means the software products developed and
                           commercially marketed by the Company which are more fully described in SCHEDULE 1 annexed hereto, which schedule may from time to time be amended by the addition or deletion of products by mutual agreement between the parties in writing.

"Territory"                means India and South Asian Countries

ARTICLE II

2. RELATIONSHIP BETWEEN PARTIES

APPOINTMENT

2.1 Subject to the terms and conditions of this Agreement and subject to such rules and instructions which the Company may issue from time to time, the Company hereby appoints the Distributor and the Distributor agrees to act as the exclusive distributor of Products in the Territory upon the terms and subject to the conditions of this Agreement. The Distributor undertakes not to sell or export or sell to any customer intending to export the Products outside the Territory and undertakes further to sell the Products only in the Territory. The Distributor shall during the continuance of this Agreement refer to all enquiries it receives for the Products for sale outside or export from the Territory to the Company.

PARTIES AS INDEPENDENT CONTRACTORS

2.2 The relationship of the parties established by this Agreement shall be solely that of independent contractors. Nothing contained in this Agreement shall be construed to make one party the agent for the other for any purpose. Neither of the parties hereto shall have any right whatsoever to incur any obligations or liabilities on behalf of on the other party or to bind the other party.


ARTICLE III

3. APPOINTMENT

3.1 The Distributor is appointed on a non-exclusive basis for a term of one (1) year with automatic renewal of the appointment subject to such revised terms and conditions as may be imposed by the Company, until the appointment is terminated by three (3) months' notice by either party.


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ARTICLE IV

4. MARKETING AND TRAINING

4.1 The Distributor will use its best efforts to promote and develop the sales of the Products throughout the Territory.

4.2 In order to exercise its best efforts to promote and develop the sales of the Products throughout the Territory, the Distributor undertakes to comply with the following:

         4.2.1 The Distributor shall throughout the duration of this Agreement ensure that its sales personnel regularly visit the business premises of all existing and potential customers for the Products in the Territory and attempt to obtain orders therefor and in addition, the Distributor agrees to visit and attempt to obtain orders for the Products from any persons to whom they may be directed by the Company.

         4.2.2 The Distributor shall also make such presentations to existing and potential customers for the Products in the Territory to generate publicity and interest in the Products and to increase and develop sales in the Products. The Distributor shall also make such arrangements for the distribution of the Products within the Territory as it considers most suitable at its own expenses.

         4.2.3 The Distributor shall make presentations and demonstrate the uses and functions of the Products in seminars, fairs, forums and exhibitions, both public and private, to promote sales of the Products, as well as over the Internet, subject to the prior approval of the Company and shall bear the expenses of participating in such seminars, fairs, forums and exhibitions and the demonstration costs thereof where the presentations are held on a local basis and for a local market. Where the presentations and demonstrations of use and functions of the Products are to customers and potential customers in a global market, the Company shall share the expenses of conducting such presentations with the Distributor on a scale agreed case by case basis by both parties.

         4.2.4 Demonstration copy The Company shall supply the Distributor with a copy of the Products ("Demonstration Copy") for demonstration purposes and the Distributor shall provide the infrastructure for the demonstration of the use of the Products, such as a personal computer and equipment. The Distributor undertakes not to make copies of the Demonstration Copy and further undertakes to return the same upon the request of the Company without the Company having to assign a reason, or upon the termination or expiry of this Agreement whichever is earlier.

         4.2.5 The Distributor shall be responsible for all media advertising and for the preparation of all advertising matter, sales literature, instructions and the like


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         relating to the Products PROVIDED that the Distributor shall regularly discuss its media advertising proposals with the Company and shall submit to the Company for prior approval all advertising matter, sales literature, instructions and the like (except for those supplied to it by the Company) and shall strictly observe the requirements of the Company in respect thereof. Subject to availability the Company will supply to the Distributor reasonable quantities of sales literature, instructions and the like relating to the Products for distribution to the Distributor's customers and potential customers in the Territory.

4.3 The Distributor shall obtain all necessary import licenses, pay any import duties applicable to the Products and comply (or where appropriate consult with the Company and provide all necessary information and assistance to enable the Company to comply) with all laws, bye-laws, regulations and governmental policies and directives in the promotion, sale, distribution and use of the Products.

4.4 The Distributor shall not alter, tamper, modify or remove any of the Specifications of the Products in its supply to the customers except as otherwise agreed in advance by the Company.

4.5 The Distributor shall not claim or represent directly or indirectly that the Products have any characteristics or qualities or are suitable for any purposes other than those claimed or represented for them by the Company from time to time and the Distributor undertakes (in addition to and not in substitution for its other obligations) to indemnify and hold the Company harmless from all claims and liabilities arising out of or consequent upon any unauthorised claims or representations made by the Distributor in respect of the Products.

4.6 The Distributor shall:

         4.6.1 participate with the Company in product planning, training programs, sales forecasting and market research with respect to the Products; and

         4.6.2 inform the Company promptly of any complaints or unusual comments (whether favourable or unfavourable or by way of requests for information) it may receive with regard to the Products. The Distributor will observe the Company's reasonable instructions with regard thereto and will if the Company wishes to deal with any such matters itself give the Company any assistance it may request in connection therewith.

4.7 The Distributor shall ensure that its staff are suitably trained and qualified to carry out their duties in an efficient and competent matter and that they are aware of and observe the obligations of the Distributor under this Agreement and otherwise so far as such obligations relate to the duties to be carried out by them.

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4.8 The Distributor shall not solicit the sale of, or seek customers for the
Products, outside the Territory and shall not establish any branch, or maintain any distribution depot for the Products.

4.9 In connection with the promotion and marketing of the Products, the Distributor shall:

         4.9.1 make clear, in all dealings with customers and prospective customers, that it is acting as distributor of the Products and not as agent of the Company;

         4.9.2 comply with all legal requirements from time to time in force relating to the storage and sale of the Products;

         4.9.3 from time to time consult with the Company's representatives for the purpose of assessing the state of the market in the Territory and permit them to inspect any premises or documents used by the Distributor in connection with the sale of the Products; and

         4.9.4 maintain an active and suitably trained sales force.


MINIMUM SALES STAFF AND TRAINING

4.10 The Distributor shall maintain a minimum number of one full-time sales and marketing person who is suitably trained with a comprehensive knowledge of the Products.

4.11 The Company shall train the personnel of the Distributor at no cost to the Distributor to enable the personnel to demonstrate the Products and to equip such persons with the necessary skills and knowledge to conduct the marketing and sales of the Products as well as to provide the necessary post-sales support and maintenance to customers, provided that the training shall be provided at a location designated by the Company. The maximum number of persons to be trained shall be at the sole discretion of the Company. If the Distributor requests that additional persons be trained for the aforesaid purposes, the Distributor shall bear the expenses of such training and reimburse the Company's reasonable expenses in travel and related out of pocket expenses in providing such training.

TECHNICAL SUPPORT

4.12 The Company shall provide technical support to the Distributor in all ways deemed reasonable by the Company regarding the functioning and use of the Products including Products demonstration support. If the Distributor requests that Company personnel to travel to the End User place for Products demonstration then the Distributor shall bear the expenses of Products demonstration and reimburse the Company's


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reasonable expenses in travel and related out of pocket expenses in providing such Products demonstration.

4.13 The Distributor shall revert to the Company promptly upon receipt of any complaints from customers or requests concerning maintenance, quality and repair of the Products and use of the Products and the Company shall provide the necessary technical support to the Distributor and/or their customers to effect such repairs, maintenance or replacement of the Products or the functioning of the Products.

VISA AND ENTRY REQUIREMENTS

4.14 The Distributor agrees to take responsibility for and to obtain or assist the Company to obtain all necessary visas, permits, approvals as required by the laws, bye-laws or regulations of the Territory in order to enable the Company's personnel to remain in the Territory to provide technical support and provide assistance to the Distributor in its marketing, promotion and sales activities.

4.15 The Distributor shall also provide the Company's personnel who are non-resident in the Territory with accommodation, transportation and all travel expenses and expenses reasonably incurred by the personnel in having to relocate to the Territory to provide the technical support and training.


ARTICLE V

5. MINIMUM REQUIREMENTS

SALES TARGETS

5.1 The Distributor shall meet the minimum sales targets as described in the minimum requirements set forth in SCHEDULE 2 attached hereto for each period of review ("the Minimum Requirements").

PERFORMANCE EVALUATION

5.2 The Company shall assess the Distributor's sales performance by conducting a performance evaluation within six (6) months from the Effective Date. In the event that the Minimum Requirements are not met for this period, the Company may terminate the Distributor's appointment herein and is free to appoint another distributor. The Company shall thereafter conduct a performance evaluation of the Distributor's sales performance on a six-monthly basis while this Agreement subsists and may review and revise the Minimum Requirements subject to the mutual written agreement of the parties.


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PRICES AND PAYMENT

5.3 The prices at which the Products will be supplied to the Distributor together with the maintenance and service fees shall be contained in a price list given to the Distributor by the Company, which may be revised from time to time by the Company.

5.4 The Distributor shall provide the relevant feedback, conduct surveys and questionnaires and assist the Company in determining the price list which may fluctuate in accordance with market conditions. The Distributor agrees that:

         5.4.1 there shall not be any discounts from the price list and the Distributor shall not offer any discounts;

5.5 Each order for the Products shall constitute a separate contract, and any default by the Company in relation to any one order shall not entitle the Distributor to treat this Agreement as terminated.

5.6 The Distributor shall in respect of each order for the Products to be supplied under this Agreement be responsible for:

         5.6.1 ensuring the accuracy of the particulars of the order;

         5.6.2 providing the Company with any information which is necessary in order to enable the Company to fulfil the order and to comply with all the labeling, marketing and other applicable legal requirements in the Territory;

         5.6.3 promptly provide the Company with all information relating to the requirements and needs of customers and clients to enable the Company to fulfil the order for the Products and to carry out its responsibility for maintenance.

5.7 Payment for the Products shall be made directly to the Company by Distributor as per the payment schedules attached.

5.8 Maintenance fees All fees payable by customers for maintenance of the Products and related hardware or software shall be paid to the Company by the Distributor as per the payment schedules attached.


ARTICLE VI

6. NON-COMPETITION

6.1 The Distributor shall not, during the continuance of this Agreement and for a period of 1 year thereafter, be engaged in or interested directly or indirectly whether as principal, agent, employee or otherwise howsoever in marketing, selling or otherwise dealing in any product which is directly competitive with the Products or any of the


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Products ("Competitive Product"). If the Distributor markets, sells, promotes or represents a Competitive Product in the Territory, the Company shall have the right at its option, to :

         6.1.1    terminate this Agreement;

         6.1.2 consent in writing to the Distributor dealing in the Competitive Product subject to such conditions and terms as may be imposed by the Company;

         6.1.3 convert this Agreement to a non-exclusive Agreement, which shall take effect upon written notice being given to the Company,

         PROVIDED ALWAYS that

         the Distributor shall provide an account of and pay to the Company on demand all the sales proceeds, profits, benefits and emoluments which it has received from its marketing, promoting, selling, representing or otherwise dealing with a Competitive Product.


ARTICLE VII

7. CONFIDENTIALITY

7.1 The Distributor acknowledges that the Company has supplied and during the period of this Agreement will continue to supply to the Distributor technical and commercial information relating to the Products identified as Confidential as well as all information pertaining to the Company or any part of the Company's pricing, business or assets.

7.2 The Distributor undertakes to keep all such information is confidential and undertakes not to reproduce, distribute or disclose any such information until such information properly comes into the public domain.

7.3 The Distributor undertakes to comply with the following:

         7.3.1 to return to the Company on the termination of this Agreement all material embodying information designated by the Company as confidential and all copies thereof; and

         7.3.2 to ensure that its staff concerned with the Products are aware of and observe the provisions of Section 6 both during the subsistence of this Agreement and thereafter.


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7.4 Neither party shall at any time during the continuance of this Agreement or thereafter disclose to any third party any confidential information concerning the affairs of the other party of which it has become aware.

7.5 The Distributor undertakes to ensure that any sub distributor or sub contractor appointed shall observe the provisions of Confidentiality described herein.


ARTICLE VIII

8. FEES AND COMMISSIONS

COMMISSIONS

8.1 The Distributor shall be remunerated under this Agreement by commissions computed in accordance with SCHEDULE 3 annexed hereto which may be amended from time to time upon the mutual agreement in writing by the parties.

8.2 The commissions shall apply to all Product orders solicited by the Distributor from the Territory that have been accepted by the Company and for which shipment has occurred. No commissions shall be paid on:

         8.2.1 orders solicited by other third party sales representatives within the Territory;

         8.2.2 orders solicited by the Company within the Territory in which the Distributor did not actively participate;

         8.2.3 orders received from outside the Territory unless otherwise agreed in writing by the Company.


ARTICLE IX

9. INTELLECTUAL PROPERTY RIGHTS

9.1 Any Intellectual Property shall be the property of the Company and the Distributor shall not acquire any right to them by execution of this Agreement, performance of the terms in this Agreement or otherwise. The Distributor acknowledges that all such Intellectual Property shall remain vested in the Company. The Distributor shall not use or exploit the Intellectual Property after the expiration or termination of this Agreement.

9.2 The Company shall not be liable to the Distributor for any liabilities, losses, expenses or damages which may be suffered or incurred by the Distributor as a result of infringement of any patent, trade mark, copyright or other industrial property rights of a


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third party with respect to the Products sold hereunder. The Company shall not be under any obligation to defend or participate in the defense by the Distributor against any claim or suit alleging such infringement; provided, however, that in the event that the Distributor notifies the Company of the details of such claim or suit without delay, the Company shall use reasonable efforts to cooperate with and assist the Distributor in the defense of any such claim or suit to the extent mutually and previously agreed upon in each case.

9.3 Subject to Section 8.4 below, the Distributor undertakes not to display, present, print, disseminate, or use in any way:

         9.3.1 the Company's name

         9.3.2 the Company's logo

         unless prior written permission has been obtained from the Company. In applying for permission from the Company, the Distributor shall state clearly the purpose for which it intends to use the Company's name and/or logo. In the event that the Distributor has used the Company's name or logo for a purpose different from that on which approval was given, the Company shall have the right to terminate this Agreement without prejudice to its rights to claim against the Distributor for damages.

9.4 The Distributor may use the Company's logo and name for a range of the Products as described in Schedule [ ] attached hereto for the purpose of increasing sales and adding value to the Products.

9.5 The Distributor agrees not to grant a lease, license or sub-license of the Products or the use of the Products and copies thereof and further agrees not modify, disassemble, alter, tamper with, revise, re-programme, re-configure or make any changes to the Products and copies thereof.

9.6 The Distributor further agrees to fully and promptly notify the Company and in any event not later than five (5) days of:

         9.6.1 any actual threatened or suspected infringement in the Territory of any Intellectual Property of the Company which comes to the Distributor's notice;

         9.6.2 any claim by any third party coming to its notice that the promotion or licensing of the Products in the Territory infringes the rights of any other person.

9.7 The Distributor shall at the request and expense of the Company do all such things as may be reasonably required to assist the Company in taking or resisting any proceedings in relation to any infringement or claim referred to in Section [9.6] above.


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ARTICLE X

10. TERMINATION


TERMINATION FOR CAUSE

10.1 If either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within ninety (90) days from the date of such notice, the Agreement may be terminate for cause. If the non-defaulting party gives such notice and the default is not cured during such ninety (90) day period, then the non-defaulting party immediately may terminate this Agreement upon written notice.

EFFECT OF TERMINATION

10.2 Upon the termination of this Agreement:

         10.2.1 Additional Commissions Upon termination, subject to all the provisions of this Agreement, the Company shall pay to the Distributor on all orders for Products meeting all of the following requirements: (i) the purchase order was actively solicited by the Company during the period prior to termination of this Agreement; (ii) the purchase order is accepted by the Company within sixty (60) days after the effective termination date of this Agreement; and (iii) the Company receives payment with respect to all the Products ordered under such purchase order within twelve (12) months after the effective termination date of this Agreement, provided that the Company shall have the right to equitably divide such commissions with succeeding representatives to the extent such succeeding representatives render services with respect to such transactions. If the Company is owed any amounts by the Distributor, the Company shall have the right to offset any commission payable by such obligation owed to the Distributor.

         10.2.2 Return of materials All trade marks, trade names, patent designs, copyrighted materials, software data and other data, financial information, business plans, product literature, brochures, catalogues, presentation materials, demonstration software programs and sales aids of every kind shall remain the property of the Company. Within thirty (30) days after the termination of this Agreement the Distributor shall prepare all such items in its possession for shipment, as the Company may direct, at the Company's expense. The Distributor shall not make or retain any copies of any confidential information and materials that may have been entrusted to it.


ARTICLE XI

11. GENERAL PROVISIONS

NOTICES

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11.1 Notices and other communication required or called for under this Agreement shall be in writing, shall be transmitted by prepaid registered post (by airmail if sent between two different countries) or delivered personally to the intended recipient thereof at its address set out below:

The Company:
SolutionNET(Asia Pacific) Pte Ltd
No.1 Shenton Way,
#22-06/09
Singapore 068803

The Distributor:
Netsavvy Solutions Ltd
547, Anna Salai
Teynampet,
Chennai-600 018
India.



11.2 Any such notice shall be deemed to have been duly served immediately if delivered by hand or five (5) days after such posting.


NO WAIVER

11.3 The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision.

SEVERABILITY

11.4 If any provision of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any applicable law, this Agreement is to be considered divisible as to such provision and such provision is to be deleted from this Agreement, and the remainder of this Agreement shall be deemed valid and binding as if such provision were not included. A suitable provision which, as far as legally possible, comes nearest to what the parties desired according to the sense and purpose of this Agreement had this point been considered when concluding this Agreement shall be substituted for any such provision deemed to be deleted.

FORCE MAJEURE

11.5 Neither the Company nor the Distributor shall be liable for failure due to force majeure to perform its duties under this Agreement. As used herein, force majeure means acts of God; acts, regulations or laws of any government; war; civil commotion; strike;


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lock-out or labor disturbance; destruction of production facilities or materials by fire, earthquake or storm; failure of public utilities or common carriers; failure of suppliers and any other causes beyond the reasonable control of that party.

GOVERNING LAW AND JURISDICTION

11.6 This Agreement shall be governed by and construed in accordance with the laws of Singapore.

11.7 In relation to any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") the parties hereto irrevocably submit to the jurisdiction of the courts of Singapore and waive any objection to Proceedings in any such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

11.8 The parties agree that submission to the jurisdiction of the courts of Singapore shall not affect the right of any other party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any other jurisdiction preclude any party from taking Proceedings in any other jurisdiction.

HEADINGS

11.9 The Article and Section headings included in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

ENTIRE AGREEMENT

11.10 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and no promises, representations, conditions, provisions or terms other than those set forth in this Agreement exist, and this Agreement overrides and supersedes any prior agreements, promises, representations or understandings between the parties, written or oral with respect to its subject matter.

11.11 No amendment or variation of this Agreement shall be effective unless made in writing and signed by and on behalf of the parties.

ASSIGNMENT

11.12 The Distributor will not assign, transfer or part with possession of its rights or duties under this Agreement or any of them except with the prior written consent of the Company.


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IN WITNESS WHEREOF the parties have hereunto set their hands the day and year first above written.




SIGNED for and on behalf of)
                                    )
SR SINGAPORE PTE LTD                )
                                    )
in the presence of:-                )



SIGNED for and on behalf of)
                                    )
   Netsavvy Solutions Ltd           )
                                    )
in the presence of                  )